EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor/Media Contact:	Peg Lupton
(203) 743-8234

ETHAN ALLEN ANNOUNCES THIRD QUARTER SALES AND EARNINGS

DANBURY, CT., April 20, 2005 — Ethan Allen Interiors Inc. (NYSE:ETH) today reported sales and earnings for the three and nine months ended March 31, 2005. Results for the three and nine months ended March 31, 2004 have been restated in connection with the Company’s review of its lease accounting practices.

Three and Nine Month Results

        Net delivered sales for the quarter ended March 31, 2005 amounted to $231.2 million as compared to $244.6 million in the prior year quarter. Net delivered sales for the Company’s Retail division decreased 4.7% to $137.3 million, while Wholesale sales decreased 5.6% to $168.8 million during that same period. Comparable Ethan Allen store delivered sales decreased 6.0% as compared to the prior year quarter.

        For the nine months ended March 31, 2005, net sales amounted to $706.8 million as compared to $708.5 million in the prior year period. Net delivered sales for the Company’s Retail division increased 2.0% to $434.8 million, while Wholesale sales decreased 2.0% to $491.4 million. Year-to-date, comparable Ethan Allen store delivered sales increased 0.2% over the prior year period.

        Earnings per share amounted to $0.50 for the current quarter on net income of $17.9 million. This compares to earnings per share and net income of $0.60 and $23.1 million, respectively, in the prior year comparable period. Current quarter operating income amounted to $29.3 million, or 12.7% of net sales. This compares to operating income of $37.6 million, or 15.4% of net sales, in the prior year comparable quarter.

        Earnings per share for the current nine month period totaled $1.63 on net income of $59.8 million. This compares to earnings per share and net income of $1.72 and $66.0 million, respectively, for the prior year period. Year to date operating income totaled $96.8 million, or 13.7% of net sales, as compared to operating income of $104.5 million, or 14.8% of net sales, in the prior year period.

        Total written orders decreased 8.1% as compared to the prior year quarter. At the Wholesale level, net orders booked decreased 10.0%, while at the Retail level, written sales decreased 3.3% and comparable store written sales decreased 4.5%.

EXHIBIT 99.1

        On a year-to-date basis, total written orders decreased 4.2% as compared to the prior year. Within that same period, Wholesale net orders booked decreased 6.1%, while Retail written sales increased 1.2% and comparable store written sales decreased 0.5%.

        For the nine months ended March 31, 2005, the Company has utilized $58.9 million of available cash from operations to repurchase 1.7 million shares of its stock in the open market. As of the end of the current quarter, the Company has a remaining authorization to repurchase an additional 1.4 million shares. Subsequent to quarter end, the Company repurchased an additional 716,900 shares at a total cost of $22.6 million.

        Farooq Kathwari, Chairman and CEO, commented: “During the third quarter, sales were lower by 5.5% compared to the previous year while our operating earnings represented 12.7% of sales. The retail environment in recent months has been challenging as has also been noted by many others across our industry. In addition, we faced difficult comparables with prior year third quarter sales having increased 9% and our total written sales up 14%.”

     Mr. Kathwari continued: “During the last three years we have changed 70% of our products to improve both style and value, strengthened our retail network by adding more than 40 new stores in prime locations, and balanced our sourcing of products between our U.S. plants and offshore manufacturing. In April, we completed our major initiative of the last six months of introducing a new selection of modern and casual home furnishings in our stores. As such, we plan to launch a national television campaign, beginning on April 25th, to support these programs. We firmly believe that our solutions-based marketing strategy, including our Everyday Pricing initiative, has continued to positively differentiate us and is best for our customers and our business.”

        Commenting on business trends Mr. Kathwari stated: “So far, April remains slow. With the product introductions completed in April, we will launch a strong marketing program, spearheaded by national television, which should help increase customer traffic and business. We plan to provide another update during the next several weeks as we see better clarity both in economic conditions and the impact of our efforts.”

Accounting for Leasing Transactions

        On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under accounting principles generally accepted in the United States of America. The Company’s management subsequently initiated a review of its lease-related accounting practices and

EXHIBIT 99.1

determined that the manner in which it accounts for (i) the amortization of leasehold improvements, (ii) landlord/tenant incentives (specifically, construction allowances), and (iii) the recognition of rent expense (income) when the lease term in an operating lease contains periods of free or reduced rents (i.e. “rent holidays” and/or rent escalation provisions) were not consistent with the views expressed by the SEC and/or the applicable accounting guidance.

        As a result of its review, management, in consultation with the Audit Committee of the Board of Directors of the Company and its independent registered public accounting firm, KPMG LLP, concluded that the Company’s consolidated financial statements contained within (i) the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 (including all periods presented therein) and (ii) the Company’s Quarterly Reports on Form 10-Q for the interim periods ended September 30, 2004 and December 31, 2004 (including all periods presented therein), should be restated. The necessary restatement adjustments do not have any impact on previously reported revenues, same store sales, cash balances, inventory, or compliance with any of the Company’s debt covenants, nor are such adjustments expected to have any material impact on future earnings. The Company intends to file amended consolidated financial statements for all of the aforementioned periods prior to, or contemporaneously with, the filing of its Quarterly Report on Form 10-Q for the interim period ended March 31, 2005.

        For a detailed discussion of each of the aforementioned lease accounting matters, including the financial statement impact of the Company’s adjustments related to each (collectively, the “restatement adjustments”), please see the Company’s Current Report on Form 8-K as filed with the SEC on April 20, 2005, a copy of which is available at www.ethanallen.com/investors. The impact of the restatement adjustments on the Company’s financial statements for the periods presented herein is set forth below.

        The impact of the leasehold improvement amortization restatement adjustments on the Company’s June 30, 2004 Consolidated Balance Sheet was an increase in deferred tax assets of $0.4 million, a decrease in property, plant and equipment of $1.1 million, and a decrease in retained earnings of $0.7 million. The impact of these adjustments on the Consolidated Statement of Operations for the three months ended March 31, 2004 was not material. The impact of these adjustments on the Consolidated Statement of Operations for the nine months ended March 31, 2004 was an increase in depreciation expense of $0.3 million and a decrease in income tax expense of $0.1 million. These adjustments had no impact on net cash provided by operating activities during any of the periods restated.

        The impact of the construction allowances restatement adjustments on the Company’s June 30, 2004 Consolidated Balance Sheet was an increase in property, plant and equipment of $1.5 million, and an increase in deferred lease incentives of $1.5 million. The impact of these

EXHIBIT 99.1

adjustments on the Consolidated Statement of Cash Flows for the nine months ended March 31, 2004 was an increase in net cash provided by operating activities of $0.5 million, and a decrease in net cash provided by investing activities of $0.5 million. There is no impact of the construction allowance restatement on the Company’s Consolidated Statements of Operations for the three or nine months ended March 31, 2004.

        The impact of the rent expense (income) restatement adjustments on the Company’s June 30, 2004 Consolidated Balance Sheet was an increase in deferred tax assets of $2.5 million, an increase in deferred rent expense of $0.6 million, an increase in deferred rent credits of $7.1 million, and a decrease in retained earnings of $4.0 million. The impact of these adjustments on the Consolidated Statements of Operations for the three and nine months ended March 31, 2004 was a net increase in rent expense of $0.3 million and $0.7 million, respectively, and a decrease in income tax expense of $0.1 million and $0.3 million, respectively. These adjustments had no impact on net cash provided by operating activities during any of the periods restated.

        Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 313 retail stores in the United States and abroad, of which 123 are Company-owned. Ethan Allen has 12 manufacturing facilities, which include 2 sawmills, located throughout the United States.

        The Company will conduct a Conference Call at 11:00 AM (Eastern) on Wednesday, April 20th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

        This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.

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EXHIBIT 99.1

Ethan Allen Interiors Inc.
Selected Financial Information
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Nine Months Ended
	3/31/05	3/31/04 (as restated)	3/31/05	3/31/04 (as restated)
Net Sales	$231.2	$244.6	$706.8	$708.5
Gross Margin	47.8%	48.8%	48.1%	48.5%
Operating Margin	12.7%	15.4%	13.7%	14.8%
Net Income	$17.9	$23.1	$59.8	$66.0
Operating Cash Flow	$11.9	$36.0	$79.2	$113.0
Capital Expenditures	$8.8	$4.7	$24.2	$14.5
Treasury Stock Repurchases (settlement date basis)	$20.5	$--	$59.6	$--
EBITDA	$34.8	$43.2	$114.1	$123.8
EBITDA as % of Net Sales	15.0%	17.6%	16.1%	17.5%

Selected Financial Data by Business Segment:

	Three Months Ended			Nine Months Ended
Retail	3/31/05		3/31/04 (as restated)	3/31/05	3/31/04 (as restated)
Net Sales	$137.3		$144.1	$434.8	$426.3
Operating Margin	(0	.7)%	2.5%	1.8%	2.1%

	Three Months Ended		Nine Months Ended
Wholesale	3/31/05	3/31/04 (as restated)	3/31/05	3/31/04 (as restated)
Net Sales	$168.8	$178.9	$491.4	$501.5
Operating Margin	18.7%	19.0%	17.6%	18.2%

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004 (as restated)	2005	2004 (as restated)

Net sales	$231,154	$244,592	$706,752	$708,507
Cost of sales	120,704	125,330	366,476	364,545

Gross profit	110,450	119,262	340,276	343,962
Operating expenses:
Selling	44,694	45,052	134,545	130,892
General and administrative	36,458	36,641	109,121	108,806
Restructuring and impairment charges	-	-	(219)	(264)

Total operating expenses	81,152	81,693	243,447	239,434

Operating income	29,298	37,569	96,829	104,528
Interest and other miscellaneous income	160	223	1,406	3,171
Interest and other related financing costs	201	179	488	487

Income before income tax expense	29,257	37,613	97,747	107,212
Income tax expense	11,322	14,482	37,920	41,194

Net income	$17,935	$23,131	$59,827	$66,018

Basic earnings per share:
Net income per share	$0.51	$0.62	$1.68	$1.77

Basic weighted average shares outstanding	35,257	37,300	35,690	37,265
Diluted earnings per share:
Net income per share	$0.50	$0.60	$1.63	$1.72

Diluted weighted average shares outstanding	36,148	38,551	36,603	38,406
Reconciliation of GAAP to Non-GAAP Information:
Net income	$17,935	$23,131	$59,827	$66,018
Add: interest expense	168	143	405	381
Add: income tax expense	11,322	14,482	37,920	41,194
Add: depreciation and amortization	5,329	5,399	15,975	16,174

EBITDA	$34,754	$43,155	$114,127	$123,767

Net Sales	$231,154	$244,592	$706,752	$708,507

EBITDA as % of Net Sales	15.0%	17.6%	16.1%	17.5%

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2005	June 30, 2004 (as restated)
Assets
Current Assets:
Cash and cash equivalents	$10,911	$27,528
Accounts receivable, net	26,538	26,967
Inventories	180,482	186,895
Prepaid expenses and other current assets	60,288	57,071

Total current assets	278,219	298,461
Property, plant, and equipment, net	277,625	277,437
Intangible assets	81,320	80,038
Other assets	3,464	2,431

Total Assets	$640,628	$658,367

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt
and capital lease obligations	$88	$4,712
Customer deposits	56,382	56,026
Accounts payable	20,773	22,222
Accrued expenses and other current liabilities	52,394	53,729

Total current liabilities	129,637	136,689
Long-term debt	4,444	4,509
Other long-term liabilities	11,141	9,781
Deferred income taxes	52,332	51,248

Total liabilities	197,554	202,227
Shareholders' equity	443,074	456,140

Total Liabilities and Shareholders' Equity	$640,628	$658,367